Exhibit 99.1

FORM OF

WRITTEN CONSENT

ZAPPOS.COM, INC.

(Common Stock)

This Written Consent is solicited by the Board of Directors of Zappos.com, Inc.

Please return this consent no later than [XX:XX] pm (Pacific Standard Time) on [            ], 2009, which is the date that the Zappos Board of Directors anticipates using this consent to effect the merger. Your shares will be tabulated and voted to approve or disapprove the proposal as you indicate below. Any Written Consent returned without indicating a decision on the proposal will be voted to APPROVE the proposal.

The undersigned, being a holder of record of common stock, par value $0.001, of Zappos.com, Inc., a California corporation (“Zappos”), on [            ], 2009, hereby consents, by written consent without a meeting, to the action as set forth below with respect to all of the aforementioned shares of Zappos common stock that the undersigned holds of record.

The undersigned acknowledges receipt of the consent solicitation/prospectus, which is part of the registration statement on Form S-4 (No. 333-160831) of Amazon.com, Inc., a Delaware corporation (“Amazon”), and which more fully describes the proposal below.

The Board of Directors of Zappos unanimously recommends that you vote to “APPROVE” the following proposal.

1.	Approval of the merger of Zeta Acquisition Inc. into Zappos, with Zappos surviving the merger as a wholly owned subsidiary of Amazon, and adoption and approval of the Agreement and Plan of Merger among Amazon, Zeta Acquisition, Inc., Zappos, and Alfred Lin, as Shareholder Representative, dated as of July 22, 2009, and the transactions contemplated thereby.

Approve ☐	Disapprove ☐

IMPORTANT: PLEASE DATE AND SIGN THE CONSENT BELOW.

Please sign exactly as your name appears on the certificate(s) representing your share(s) of common stock of Zappos. If held in joint tenancy, all persons must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give full title as such. If shares are held by a corporation, please sign the full corporate name by president or other authorized officer. If shares are held by a partnership or other entity, please sign the full partnership or other entity name by authorized person. Please execute, date, sign and return this Written Consent promptly to Zappos by faxing it to Zappos’ legal counsel, Fenwick & West LLP, Attention: Connie Duong, at (650) 938-5200, by emailing a pdf copy of the Written Consent to cduong@fenwick.com, or by mailing the Written Consent to Fenwick & West LLP at Silicon Valley Center, 801 California Ave., Mountain View, CA 94041, Attention: Connie Duong.

IF AN INDIVIDUAL:		IF AN ENTITY:

By:
(duly authorized signature)		(please print or type complete name of entity)

Name:		By:
(please print or type full name)		(duly authorized signature)

Title:		Name:
(please print or type full title)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2009	Date:	, 2009